Exhibit 10.1

Aegis Customer Support Services Pvt. Ltd. Equinox Business Park, Tower 1, 5th Floor, Off Bandra Kurla Complex, LBS Marg, Kurla (West), Mumbai- 400 070, India T +91 22 6880 0600 www.startek.com

Employment Agreement

This Employment Agreement (“Agreement”) is made on July 1, 2020 by and between:

Aegis Customer Support Services Private Limited, a company incorporated under the provisions of Companies Act, 2013, having its registered office at Suit No.1, Ground Floor, Tower 3, Equinox Business Park, Kurla (W), Mumbai- 400070, ("hereinafter referred to as “the Company” or “Startek”) which expression shall unless it be repugnant to the context be deemed to include its successors and assigns of the one part; and

Mr. Aparup Sengupta, an individual aged 55, residing at 1001, Hampton, One Hiranandani Park, Ghodbunder Road, Thane (West) 400607 (hereinafter referred to as “Employee”) of the other part;

Company and Employee are hereafter collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS:

1.	the Company is engaged in the business of providing Business Process Outsourcing (BPO) and its ancillary services.
2.	the Employee has been offered employment with the Company.
3.	to formalize an arrangement between Startek and Employee for the provision and receipt of Services the Parties hereby have agreed to enter into this Agreement.

In consideration of the mutual covenants, the terms and conditions herein contained, the Parties agree as follows:

1.	Position: The Employee is designated as Executive Chairman and Global CEO in Band 1.

2.	Compensation & Benefits: The compensation shall consist of:

a)

     annual base compensation of $600,000, payable in 2020 by an issuance of fully vested shares of the Company’s common stock with a fair market value of $600,000 on the date of such issuance, and in future years payable, at the election of the Board of Directors of the Company (the “Board”), in either cash or the Company’s common stock, or a mix of both;

b)

     a one-time inducement grant on July 1, 2020 consisting of (a) 350,000 options to purchase the Company’s common stock with an exercise price equal to the fair market value of a share of the Company’s common stock on the date of the grant, which shall vest in equal monthly installments over a three (3) year period, (b) a further grant of 200,000 options to purchase the Company’s common stock if or when the Company’s stock price shall reach a price of $6.00 per share (either closing price or intraday trading price), with an exercise price equal to the fair market value of a share of the Company’s common stock on the date of the grant and which shall vest retroactive to the date of the grant provided under subsection 2(a) herein; and

c)	a target annual bonus opportunity of $600,000, subject to the terms and conditions set forth in the Company’s annual Executive Incentive Bonus Plan.

Aegis Customer Services Private Limited
Registered Office: Ground Floor, Tower 3, Equinox business Park, Kurla, Mumbai 400070, India,
T +91 022-67332250 www.startek.com
CIN No. U74999MH2017PTC291578

Aegis Customer Support Services Pvt. Ltd. Equinox Business Park, Tower 1, 5th Floor, Off Bandra Kurla Complex, LBS Marg, Kurla (West), Mumbai- 400 070, India T +91 22 6880 0600 www.startek.com

Group Personal Accident Insurance, Hospitalization Expenses Reimbursement Scheme and other benefits such as Gratuity etc. are guided by Company rules and the laws of land.

Any stock award made hereunder shall be subject to the terms and conditions of the Startek 2008 Equity Incentive Plan (the “Plan”), as amended. Any unvested awards shall be forfeited upon Employee’s separation as an employee of the Company.

Notwithstanding any provision to the contrary in the Plan, any vested shares will remain exercisable after your separation as Global CEO during and for ninety (90) days following your tenure as a member of the Board of Directors of Startek. The Board of Directors shall undertake any action necessary to effectuate this provision.

3.

Taxes: The Employee agrees to be responsible for the payment of any taxes due on any and all compensation, stock grant, or other benefit provided by Company pursuant to this Agreement. For any cash taxes owed by the Employee pursuant to grants of stock hereunder, Company will deduct a number of shares from his grant that equates to the amount of such tax obligation or will recover in cash from the Employee, and pay such tax on his behalf, to the extent permitted by applicable law. Otherwise, the Employee agrees to indemnify Company and hold Company harmless from any and all claims or penalties asserted against Company for any failure by the Employee to pay taxes due on any compensation, stock option, or benefit provided by Company pursuant to this Agreement. The Employee expressly acknowledges that Company has not made, nor herein makes, any representation about the tax consequences of any consideration provided by Company to the Employee pursuant to this Agreement and that the Employee has been advised by Company to seek his own tax advice.

4.

Confidentiality, Non-Disclosure etc.: During the course of employment, the Employee shall maintain the highest order of discipline and secrecy as regards the work of the Company and/or its subsidiaries or associate companies, and in case of any breach of discipline/trust, the Employee’s services may be terminated by the Company with immediate effect. The Employee further agrees that, all inventions, improvements, discoveries made by the Employee either alone or with any other persons will become the sole property of the Company. The Employee shall ensure that patent protections are obtained for such inventions/improvements and discoveries in India or elsewhere and hand over the same to the Company. The Employee shall not, while in the employment of the company, be engaged in any other employment, business whatsoever or hold any office of profit or accept any other emoluments without prior consent of the Company in writing, excluding investments in family office and/or charitable entities.

The Employee hereby further agrees that, upon the termination of this Agreement for any reason whatsoever, and until the expiry of a period of two (2) years from the date of termination of this Agreement, the Employee shall not except with the prior written consent of the Company, directly or indirectly;

a.

campaign, solicit or endeavour to entice any client(s) or customer(s) of the Company, or any person(s) who at any time during the employment were or are clients or customers of the Company, or were in regular dealing with the Company.

b.	solicit/coerce or persuade any employee of the Company to quit or leave the employment of the Company in any manner.
c.	counsel or otherwise assist any person to do any of the acts referred to in paragraphs (a) and (b) of this clause or any other similar acts.

Aegis Customer Services Private Limited
Registered Office: Ground Floor, Tower 3, Equinox business Park, Kurla, Mumbai 400070, India,
T +91 022-67332250 www.startek.com
CIN No. U74999MH2017PTC291578

Aegis Customer Support Services Pvt. Ltd. Equinox Business Park, Tower 1, 5th Floor, Off Bandra Kurla Complex, LBS Marg, Kurla (West), Mumbai- 400 070, India T +91 22 6880 0600 www.startek.com

5.

Termination of Services: The Parties hereby agree that either Party can terminate this Agreement upon mutual discussion and agreement. The Parties agree that, in the event of an “event of breach” and/or “misconduct”, which shall include but not limited to fraud, gross negligence, refusal to discharge duties attributed to the Employee by the Company, insubordination, any act involving moral turpitude, indiscipline, loss of confidence, violation of Company policy or breach of the above terms and conditions or any act or omission which may affect the Company adversely, the Company shall have the right to forthwith terminate the Employee’s employment without being liable to pay any amounts in respect thereof.

7.	General:
a.

Any terms of employment or revisions including change in benefits, position, perquisites, compensation and entitlements will only be valid and effective by way of a written communication from the Company. Verbal communication will not have any binding effect on the Company and the Employee is advised not to act on such verbal communication(s).

b.

Email communications with respect to employment, though in writing will have binding effect only if they are followed by a formal employment contract, appointment letter or increment letter or a change letter duly signed on behalf of the Company.

c.

This Agreement supersedes all prior agreements and understandings, oral or written, if any, between the Employee and the Company or any of its officials/representatives. No modification or amendment of any of the terms, conditions, or provisions herein shall be made otherwise than by written agreement signed by the Parties hereto.

d.	All other standard rules and policies of the Company existing as of now and as may be amended from time to time, will be applicable to the Employee.

The Employee confirms that he has read the terms of this Agreement carefully and understood the same before executing this Agreement here under.

For Aegis Customer Support Services Private Limited	Employee
/s/ Doug Tackett	/s/ Aparup Sengupta
Name: Doug Tackett	Aparup Sengupta
Title:Secretary	Title: Global CEO
Date: 7/1/2020	Date: 7/1/2020

Aegis Customer Services Private Limited
Registered Office: Ground Floor, Tower 3, Equinox business Park, Kurla, Mumbai 400070, India,
T +91 022-67332250 www.startek.com
CIN No. U74999MH2017PTC291578